Exhibit 99.1

BRE FINANCIAL NEWS Investor Contact: Edward F. Lange, Jr., 415.445.6559 Media Contact: Thomas E. Mierzwinski, 415.445.6525

FOR IMMEDIATE RELEASE

BRE PROPERTIES UPDATES 2005 FINANCIAL OUTLOOK

– 2006 Earnings Guidance To Be Issued January 10 –

January 5, 2006 (San Francisco) – BRE PROPERTIES, INC. (NYSE:BRE) today announced an update of its financial outlook for 2005. Earnings estimates for 2006 will be issued on January 10, 2006. All references to earnings per share (EPS) and funds from operations (FFO) per share, the generally accepted measure of performance for the REIT industry, reflect fully diluted amounts. (A reconciliation of diluted EPS to diluted FFO per share is provided in Attachment A at the end of this release).

In late December 2005, the company completed the sale of its minority interest in a partnership, resulting in a gain on sale of approximately $4.3 million, or $0.08 per share, which will be recognized in fourth quarter 2005.

Correspondingly, the company is revising its fourth quarter 2005 FFO guidance to a range of $0.60 to $0.63 per share, from a range of $0.53 to $0.61 per share, as previously provided in October 2005. EPS is expected to range $0.24 to $0.27.

The company expects 2005 FFO to range $2.12 to $2.15 per share; EPS is expected to range $1.19 to $1.22. The company’s full year 2005 FFO and EPS estimates include two nonroutine income items that total approximately $5.5 million, or $0.10 per share: (a) approximately $4.3 million, or $0.08 per share, of gains from the sale of partnership interest, as noted above; and (b) approximately $1.2 million, or $0.02 per share, of income received from the settlement of bankruptcy proceedings associated with VelocityHSI, recorded during first quarter 2005. In addition, 2005 FFO and EPS estimates include the impact of Other Expenses, totaling approximately $2.6 million, or $0.05 per share, associated with property-level litigation previously disclosed.

EPS estimates for 2005 include gains attributable to the sale of properties recorded during the first half of 2005, totaling $26.9 million, or $0.52 per share.

In December, BRE announced 2006 earnings guidance would be released during the week of January 2, 2006. The specific date has been changed to January 10.

BRE Properties, Inc. • 525 Market Street, 4th Floor • San Francisco, CA 94105 • Fax: 415.445.6505 • breproperties.com

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About BRE Properties

BRE Properties—a real estate investment trust—develops, acquires and manages apartment communities convenient to its residents’ work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 84 apartment communities totaling 23,826 units in California, Arizona, Washington and Colorado. The company has nine other properties in various stages of development and construction, totaling 2,213 units, and joint venture interests in two additional apartment communities, totaling 488 units. As of 9/30/05.

See Attachment A

BRE Properties, Inc. • 525 Market Street, 4th Floor • San Francisco, CA 94105 • Fax: 415.445.6505 • breproperties.com

Attachment A

Reconciliation and Definition of Non-GAAP Financial Measure

This document includes a non-GAAP financial measure, funds from operations (FFO), which management believes is helpful in understanding our business, as further described below. BRE’s definition and calculation of FFO may differ from that of other REITs, and may, therefore, not be comparable. FFO should not be considered an alternative to net income or any other GAAP measurement of performance, and should not be considered an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.

Funds from Operations

FFO is used by industry analysts and investors as a supplemental performance measure of an equity REIT. FFO is defined by the National Association of Real Estate Investment Trusts as net income or loss (computed in accordance with accounting principles generally accepted in the United States) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures. We calculate FFO in accordance with the NAREIT definition.

We believe that FFO is a meaningful supplemental measure of our operating performance because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure because it excludes historical cost depreciation, as well as gains or losses related to sales of previously depreciated property, from GAAP net income. By excluding depreciation and gains or losses on sales of real estate, management uses FFO to measure returns on its investments in real estate assets. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited.

Management also believes that FFO, combined with the required GAAP presentations, is useful to investors in providing more meaningful comparisons of the operating performance of a company’s real estate between periods or as compared to other companies. FFO does not represent net income or cash flows from operations as defined by GAAP and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered an alternative to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. Our FFO may not be comparable to the FFO of other REITs due to the fact that not all REITs use the NAREIT definition.

Below is a reconciliation of diluted EPS to diluted FFO per share:

	Fourth Quarter 2005		Full Year 2005
	Low Range	High Range	Low Range	High Range
Diluted Earnings per share	$0.24	$0.27	$1.19	$1.22
Depreciation	$0.35	$0.35	$1.42	$1.42
Minority interests convertible to common	$0.01	$0.01	$0.03	$0.03
Gain on sales of real estate	$—	$—	$(0.52)	$(0.52)
Diluted FFO per share	$0.60	$0.63	$2.12	$2.15

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BRE Properties, Inc. • 525 Market Street, 4th Floor • San Francisco, CA 94105 • Fax: 415.445.6505 • breproperties.com